Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2013 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 26, 2013--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $401,000 or $0.43 per diluted share for the second quarter of 2013, compared to $453,000 or $0.49 per diluted share for the second quarter of 2012.

For the six months ended June 30, 2013, net income amounted to $918,000, or $0.99 per diluted share. This compares to net income of $934,000 or $0.96 per diluted share for the six months ended June 30, 2012. Total assets on June 30, 2013 were $382 million compared to $340 million on June 30, 2012.

Key highlights for the second quarter of 2013 included:

  Total assets grew $43 million or 13%
  Total loans increased $32 million or 14% reflecting growth in both commercial loans and residential mortgages
  Total deposits increased $17 million or 6%
  Non-interest income increased by $16 thousand or 2% due to an increase in service charge and fee income
  Year-to-date non-interest income increased by $342 thousand or 21%
  Net interest and dividend income was flat compared to the second quarter of 2012
  Second quarter net interest margin of 3.10% was up by 7 basis points compared to the first quarter of 2013
  Second quarter 2013 net income was $52 thousand or 11% lower than second quarter of 2012 net income
  Year-to-date 2013 diluted earnings per share increased $0.03 or 3% compared to the same period in 2012
  A rapid increase in longer-term interest rates during the second quarter of 2013 negatively impacted residential mortgage refinancing activity and gain-on-sale income
  Total loan delinquency increased to 1.38% of total loans compared to the previous year’s 0.45% primarily due to two related business loans totaling $1.1 million that were placed on non-accrual status during the quarter. Both loans are well collateralized, with no loss expected. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at June 30, 2013 was 1.04% of total loans.
  The Bank’s Total Risk Based Capital ratio ended the second quarter of 2013 at 14.18%
  During the month of June, the Company began moving its administrative offices to a larger facility to accommodate growth. The move was completed in July.

“The second quarter featured double-digit growth in our loan portfolio and mortgage originations and continued strong deposit growth. Our earnings performance, however, was disappointing as the sudden and dramatic rise in market interest rates adversely impacted our mortgage gain-on-sale revenue trend and slowed demand for mortgage refinancings. Nevertheless, we are very pleased with progress in our commercial lending operations, with commercial loan balances increasing by $10 million or 17% since yearend 2012,” stated SBT Bancorp President and CEO, Martin J. Geitz. “During the quarter, we also began moving the Company’s administrative offices to a larger more efficient facility that consolidates all non-branch personnel and provides a very functional working environment that will accommodate our anticipated growth for the next several years.”

On June 30, 2013, loans outstanding were $255 million, an increase of $32 million, or 14%, over a year ago. Commercial loans grew by $14 million or 25%, Residential mortgage loans grew by $20 million or 19%, and Consumer loans declined by $2 million or 3%. Mortgage and consumer loan closings combined increased by 7% in the second quarter and 20% during the first six months of the year, respectively, compared to 2012 performance. Mortgage closings were 4% higher for the second quarter and 17% higher for the first half of the year. Consumer loan closings were 26% higher for the second quarter and 37% higher than 2012 for the first half of the year. The Bank was first in mortgage loan volume market share, according to the Warren Group, in its four town branch market as well as its nine town CRA market area. The profile of the Company’s loan portfolio remains relatively strong. The Company’s allowance for loan losses at June 30, 2013 was 1.04% of total loans. The Company had non-accrual loans totaling $2.7 million equal to 1.07 % of total loans on June 30, 2013 compared to non-accrual loans totaling $847 thousand or 0.38% of total loans a year ago. Total non-accrual and delinquent loans on June 30, 2013 were 1.38% of loans outstanding compared to 0.45% on June 30, 2012. The increase in non-accrual and delinquent loans was primarily due to two loans to related businesses that discontinued operations in June, totaling $1.1 million. Both loans are fully collateralized with no loss expected.

Total deposits on June 30, 2013 were $325 million, an increase of $17 million or 6% over a year ago. This growth was mainly in core demand deposits. At quarter-end, 30% of total deposits were in non-interest bearing demand accounts, 48% were in low-cost savings and NOW accounts, and 22% were in time deposits.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,630,000 in the second quarter compared to $3,616,000 a year ago, an increase of less than 1%. Net interest and dividend income decreased by $2,000, primarily due to a decline in loan yields. Noninterest income increased by $16,000 or 2% primarily due to an increase in service charge and fee income. For the six months ended June 30, 2013, total revenues were $7,326,000 compared to $7,012,000 for the six months ended June 30, 2012, an increase of $314,000 or 4%. Over this period, net interest and dividend income declined by $28,000 while noninterest income increased by $342,000 or 21% primarily due to an increase in gains on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.10% for the second quarter of 2013, compared to 3.34% for the second quarter of 2012 and 3.03% for the first quarter of 2013. The Company’s cost of funds declined 7 basis points while the yield on interest earning assets decreased 30 basis points during the second quarter of 2013, compared to the second quarter of 2012.

Total noninterest expenses for the second quarter of 2013 were $3,050,000, an increase of $104,000 or 3.5% above the second quarter of 2012. Second quarter 2013 expense increases included occupancy costs related to relocating the Company’s administrative offices to a larger facility. The move was completed during the month of July. Salary and employee benefits increased by $111,000 or 6.9%. Professional fees declined by $51,000 or 29%. For the six months ended June 30, 2013, total noninterest expenses were $6,040,000 compared to $5,592,000 for the six months ended June 30, 2012, an increase of $448,000 or 8%. Over this period, the increase in expenses was primarily in salary and employee benefits.

Capital levels for the Simsbury Bank & Trust Company on June 30, 2013 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios June 30, 2013
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.47%	5.00%
Tier 1 Risk-Based Capital Ratio	12.98%	6.00%
Total Risk-Based Capital Ratio	14.18%	10.00%

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $382 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators active throughout Southern New England and a mortgage production office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc and Subsidiary
Condensed Consolidated Balance Sheets
June 30, 2013 and 2012

(In Thousands, Except Share Data)

	6/30/2013	12/31/2012	6/30/2012
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$8,019	$12,372	$8,101
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	4,754	19,276	17,739
Money market mutual funds	474	358	348
Federal funds sold	40	2,094	2,314
Cash and cash equivalents	13,287	34,100	28,502

Interest-bearing time deposits with other bank	2,781	3,789	3,715
Investments in available-for-sale securities (at fair value)	99,743	91,820	75,709
Federal Home Loan Bank stock, at cost	1,646	589	589

Loans outstanding	254,522	235,884	222,632
Less allowance for loan losses	2,643	2,594	2,439
Loans, net	251,879	233,290	220,193

Premises and equipment	783	824	840
Accrued interest receivable	1,071	1,019	977
Other real estate owned	178	213	372
Bank owned life insurance	6,628	6,520	6,268
Other assets	4,452	2,855	2,652
Total other assets	13,112	11,431	11,109

TOTAL ASSETS	$382,448	$375,019	$339,817

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$96,698	$92,670	$72,906
Savings and NOW deposits	155,099	175,268	159,887
Time deposits	72,791	72,471	74,757
Total deposits	324,588	340,409	307,550

Securities sold under agreements to repurchase	2,422	3,569	2,673
FHLBB Advances	26,000	-	-
Other liabilities	1,483	1,604	1,186
Total liabilities	354,493	345,582	311,409

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at June 30, 2013 and 2012;
liquidation value of $1,000 per share	8,970	8,964	8,958
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 889,029 shares and 888,310 shares, respectively,
at 6/30/13 and 888,724 shares and 888,310 shares, respectively, at 12/31/12	9,920	9,901	9,631
Retained earnings	10,438	9,819	8,991
Treasury Stock, 414 shares	(7)	(7)	(7)
Unearned compensation restricted stock awards	(290)	(368)	(163)
Accumulated other comprehensive income	(1,076)	1,128	998
Total stockholders' equity	27,955	29,437	28,408
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$382,448	$375,019	$339,817

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the six months ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Interest and dividend income:
Interest and fees on loans	$2,320	$2,433	$4,654	$4,935
Investment securities	556	469	1,090	883
Federal funds sold and overnight deposits	9	20	21	58
Total interest and dividend income	2,885	2,922	5,765	5,876

Interest expense:
Deposits	216	253	436	521
Repurchase agreements	3	1	4	2
Total interest expense	219	254	440	523

Net interest and dividend income	2,666	2,668	5,325	5,353

Provision for loan losses	80	60	110	150

Net interest and dividend income after
provision for loan losses	2,586	2,608	5,215	5,203

Noninterest income:
Service charges on deposit accounts	122	118	250	240
Gain on sales of available-for-sale securities	27	24	104	47
Other service charges and fees	204	169	363	323
Increase in cash surrender value
of life insurance policies	52	55	108	95
Gain on loans sold	521	533	1,092	882
Investment services fees and commissions	36	48	85	71
Other income	2	1	(1)	1
Total noninterest income	964	948	2,001	1,659

Noninterest expense:
Salaries and employee benefits	1,714	1,603	3,457	2,990
Occupancy expense	283	265	560	535
Equipment expense	58	59	118	128
Advertising and promotions	192	183	358	332
Forms and supplies	37	53	67	96
Professional fees	123	174	252	319
Directors' fees	74	56	125	113
Correspondent charges	89	85	165	184
Postage	21	20	43	47
FDIC Assessment	10	46	55	69
Data Processing Fees	147	124	278	238
Other expenses	302	278	562	541
Total noninterest expense	3,050	2,946	6,040	5,592

Income before income taxes	500	610	1,176	1,270
Income tax provision	99	157	258	336

Net income	$401	$453	$918	$934

Net income available to common shareholders	$376	$423	$867	$839

Average shares outstanding, basic	870,694	854,078	870,513	859,657
Earnings per common share, basic	$0.43	$0.49	$1.00	$0.98

Average shares outstanding, assuming dilution	877,501	865,284	877,019	871,113
Earnings per common share, assuming dilution	$0.43	$0.49	$0.99	$0.96

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com